Exhibit 99.1

VBI Vaccines Presents Additional Phase 1/2a Data from VBI-1901 in Recurrent GBM at the 2022 Society for Neuro-Oncology (SNO) Annual Meeting

CAMBRIDGE, Mass. (November 22, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that additional biomarker data from the Phase 1/2a study of VBI-1901, the Company’s cancer vaccine immunotherapeutic candidate in recurrent glioblastoma (GBM), were presented at the 27th Annual Meeting and Education Day of the Society for Neuro-Oncology (SNO), on Friday, November 18, 2022.

In the study arms that assessed high-dose VBI-1901 adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF):

●	Two (2) partial tumor responses (PR) were observed in patients – one patient with a PR remained on treatment protocol for more than 28 months, reaching survival of at least 32 months as of November 1, 2022
●	An additional five (5) patients demonstrated stable disease for a sustained period of time
●	All tumor responders (n=7) reached a minimum survival of 12 months
●	Median overall survival (mOS) was 12.9 months, comparing favorably to 8-month mOS for monotherapy standard-of-care[1]

New data from extensive biomarker panels continue to suggest that normal baseline CD4+/CD8+ T cell ratios, along with boosting of cytomegalovirus (CMV) gB specific antibody responses, were correlated with tumor and clinical responses. Six out of seven tumor responders (n=16) had normal baseline CD4+/CD8+ ratios, and all seven tumor responders saw boosting of gB antibodies after treatment with VBI-1901. Higher peak frequencies of CMV antigen-specific CD4+ T cells were observed in patients with tumor responses compared to non-responders, suggesting significant function of CD4+ T cells in controlling tumor growth.

“In an effort to better help address the significant unmet need for patients with recurrent GBM, a particularly devastating cancer, we continue to analyze comprehensive biomarker data from this Phase 1/2a study to identify potentially predictive correlates of response to treatment,” said David E. Anderson, Ph.D., VBI’s Chief Scientific Officer. “We were pleased to see that the previously identified CD4+/CD8+ T cell ratio, a measure of immunological fitness, was associated with tumor responses and encouraging overall survival benefit compared to historical controls. We plan to incorporate this learning into the enrollment eligibility criteria in the next stage of development to help enrich for potential VBI-1901 responders. We look forward to initiating randomized, controlled evaluation of VBI-1901 in the recurrent setting in early 2023.”

This dataset continues to build upon data first shared at ASCO 2021, which resulted in Fast Track Designation granted by the U.S. Food and Drug Administration (FDA) in June 2021. The data have subsequently been updated at the World Vaccine & Immunotherapy Congress in December 2021 and at ASCO 2022.

About VBI-1901 and GBM

VBI-1901 is a novel cancer vaccine immunotherapeutic candidate developed using VBI’s enveloped virus-like particle (eVLP) technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including glioblastoma (GBM). GBM is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 14,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and has a high mortality.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the COVID-19 pandemic and the ongoing effects of the COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

References

1.	Taal W, Oosterkamp HM, Walenkamp AME, et al. Single-agent bevacizumab or lomustine versus a combination of bevacizumab plus lomustine in patients with recurrent glioblastoma (BELOB trial): a randomized controlled phase 2 trial. Lancet Oncol. 2014; 15: 943-953

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com